Exhibit 10.100

SmarTire Systems Inc.
Suite 150, 13151 Vanier Place
Richmond, British Columbia
Canada, V6V 2J1

T: 604.276.9884
F: 604.276.2350
www.smartire.com
SMTR: OTCBB

February 8, 2007

Erwin Bartz
92 Timbercrest Drive
Port Moody, B.C.

Dear Erwin,

As you are aware SmarTire Systems Inc., has experienced severe financial difficulties over the last number of months which resulted in the suspension of your bi-weekly severance payments subsequent to December 15, 2006.

As a result of negotiations between us, we have agreed to the following in lieu of all outstanding severance owed to you.

1)	The expiry date of your three million stock options exercisable at $0.03 per option is extended to December 31, 2007.

2)
Your one million stock options previously exercisable at $0.10 per option are repriced to $0.037 per option and the expiry date of these options is extended to February 28, 2008. Note that five hundred thousand of these stock options have vested and the remaining five hundred thousand stock options do not vest until December 29, 2007 as per your December 29, 2005 stock option agreement.

3)	Issuance of 125,000 free-trading common shares of SmarTire Systems Inc.

4)
You confirm in writing (attached Release Form) that the changes to your stock options and issuance of shares (1-3) shall constitute full and final settlement of outstanding severance owed by us to you and you will release and discharge us from all claims, debts, obligations, demands, rights, liens, charges, lawsuits, and causes of action arising out of your termination.

Sincerely,

/s/ Jeff Finkelstein
Jeff Finkelstein
Chief Financial Officer
SmarTire Systems Inc.